Exhibit 99.2

Under Armour: First Quarter 2012 Earnings Call, April 20, 2012 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our first quarter financial results followed by our updated 2012 outlook.

Our net revenues for the first quarter of 2012 increased 23% to $384 million. Apparel grew 23% to $283 million during the quarter and we experienced relatively balanced growth across our Men’s, Women’s, and Youth categories. New product and innovation was well received including the re-invented Tech Tee, ColdBlack apparel, our Women’s Studio line, and Armour Bra.

Our Direct-to-Consumer net revenues increased 49% for the quarter, representing approximately 25% of net revenues compared to 20% in the prior year period. In our Retail business, we opened four new Factory House stores during the first quarter, increasing our Factory House store base to 84, up 33% from 63 locations at the end of the first quarter in 2011. On the Ecommerce side, we completed our first full quarter with our new platform and we will continue to add efficiency and functionality to the site throughout 2012.

Footwear net revenues during the first quarter increased 24% to $64 million from $51 million in the prior year, representing nearly 17% of net revenues. Growth during the period was driven by new introductions in running footwear, including the Split 2 and Charge RC, as well as strong performance with our baseball cleats.

As we have now fully lapped last year’s transition of our hats and bags business in-house, our Accessories net revenues during the first quarter increased 26% to $30 million from $24 million in the prior year period.

International net revenues increased 32% to $22 million in the first quarter and represented approximately 6% of total net revenues.

Now looking at margins. First quarter gross margins contracted 80 basis points to 45.6% compared with 46.4% in the prior year’s quarter. While we had some small puts and takes during the quarter, the primary factor driving results was higher input costs in our North American apparel and accessories businesses, which negatively impacted margins by approximately 100 basis points.

Selling, general and administrative expenses as a percentage of net revenues leveraged 40 basis points to 39.2% in the first quarter of 2012 from 39.6% in the prior year’s period. Details around our four SG&A buckets are as follows:

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First, Marketing costs declined to 11.5% of net revenues for the quarter from 13.3% in the prior year period. Expense leverage during the period was a function of strategic decisions to move certain media costs later in the year. I’ll provide more details on full year marketing timing shortly.

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Second, Selling costs increased to 9.8% of net revenues for the quarter from 8.9% in the prior year period, primarily driven by the continued expansion of our Factory House stores and Ecommerce platform.

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Third, Product Innovation and Supply Chain costs increased to 9.8% of net revenues for the quarter from 9.3% in the prior year period, primarily reflecting higher expenses related to our distribution facilities and accelerated spending around innovation.

•	Finally, Corporate Services remained unchanged from last year at 8.1% of net revenues.

Operating income during the first quarter grew 15% to $24 million compared with $21 million in the prior year period. Operating margin contracted 50 basis points during the quarter to 6.3%.

Below the operating line, net other expenses increased to $1.3 million in the first quarter from $1.1 million in the prior year’s period, as a result of the debt assumed for our acquisition of our corporate headquarters.

Our first quarter tax rate of 36.6% was favorable to the 39.5% rate in last year’s period, as we received a state tax credit during the quarter, benefitting our tax rate by 170 basis points.

Our resulting net income in the first quarter increased 21% to $15 million compared with $12 million in the prior year period. First quarter diluted earnings per share increased 20% to $0.28 compared with $0.23 in the prior year period.

Now switching over to the balance sheet. Total cash and cash equivalents at quarter-end decreased 3% to $107 million compared with $111 million at March 31, 2011. We had no borrowings outstanding on our $300 million revolving credit facility at quarter-end. Long-term debt increased to $76 million at quarter-end from $14 million at March 31, 2011, reflecting the acquisition of our corporate headquarters.

Inventory at quarter-end increased 30% year-over-year to $324 million compared to $249 million at March 31, 2011. A portion of this growth in inventory dollars is being driven by higher costs per unit, as the growth rate in inventory units approximated our net revenues growth rate during the quarter.

Our investment in operating capital expenditures was approximately $9 million for the first quarter. We continue to plan for 2012 operating capital expenditures in the range of $60 to $65 million.

Now moving onto our updated outlook for 2012. Our prior outlook called for 2012 net revenues growth at the low end of our 20% to 25% long-term growth target and operating income growth at the higher end of our 20% to 25% long-term growth target.

Based on our current visibility, we are updating our net revenues outlook to a range of $1.78 to $1.80 billion, representing growth of 21% to 22%. Also, we are raising our operating income outlook to a range of $203 to $205 million, representing growth of 25% to 26%.

With this updated outlook, I would like to provide additional color on several items for the year.

First on gross margins. We continue to see first half margins primarily impacted by higher product costs, offset in the second half by our continued efforts to rationalize our SKU base, add discipline and processes to our planning functions, and enhance our sourcing capabilities. We continue to expect our full year gross margins to remain relatively flat with year ago levels.

Switching to SG&A, we continue to see the opportunity for moderate leverage while we sustain investments for our future growth. We now have better visibility on the timing of some of these investments and how they will impact the remaining quarters in 2012.

In Marketing, we are planning a greater weighting of our annual spend, primarily related to media and production costs, to shift to the second and third quarters to better align and support our Brand stories. We now see approximately 100 basis points of Marketing deleverage year-over year in the second quarter and approximately 200 basis points of Marketing deleverage year-over-year in the third quarter. For the full year, we continue to expect a similar Marketing spend rate as in 2011.

Across our other three SG&A buckets – Selling, Product Innovation and Supply Chain, and Corporate Services – we generally see sequential decelerations in year-over-year growth rates throughout the year. This deceleration largely reflects the lapping of incremental investments incurred during 2011 in areas such as Ecommerce, where we re-launched the site last November, and sourcing and planning, where we enhanced our organizational structures.

In aggregate, we continue to see moderate SG&A leverage as the driver of higher operating margins implied in our updated outlook.

Below operating results, we reiterate our prior outlook including:

•	higher year-over-year interest expense given a full year of the additional long-term debt for our headquarters acquisition;

•	a full year effective tax rate of 37.5% to 38.0%; and

•	fully diluted weighted average shares outstanding in the range of 53.2 to 53.4 million.

Before opening up to Q&A, we would also like to reiterate our confidence in our inventory trajectory throughout 2012. While we expect the second quarter inventory growth rate to look similar to the first quarter growth rate, we anticipate the inventory growth rate will come in below the net revenues growth rate starting in the third quarter. Our team continues to make great progress with our three-pronged approach of reducing our SKU count 20% by the end of the year, building discipline and collaboration in our Forecasting and Planning processes, and strengthening our global supply chain.

We would now like to open the call for your questions. We ask that you limit your questions to two per person, so we can get to as many of you as possible. Operator?

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.